EXHIBIT 10.24

EXECUTIVE RESIGNATION AGREEMENT

WHEREAS, Lee Enterprises, Incorporated (hereinafter “Lee”) is the employer; and

WHEREAS, Michael E. Phelps (hereinafter “Phelps”) is presently employed by Lee; and

WHEREAS, Phelps desires to resign, effective October 3, 2005, from the position of Vice President - Publishing of Lee and as an officer and director of any Lee Subsidiary or Affiliate; and

WHEREAS, Phelps desires to resign from all employment with Lee on November 14, 2005; and

WHEREAS, Lee hereby accepts said resignations; and

WHEREAS, Lee and Phelps desire to set forth certain agreements with respect to Phelps’ employment and his resignation from employment with Lee.

NOW, THEREFORE, in consideration of the mutual promises herein contained in this Executive Resignation Agreement (the “Agreement”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.        Resignation and Benefits.  Phelps hereby resigns, effective October 3, 2005, from the position of Vice President - Publishing of Lee and as an officer and director of any Lee Subsidiary or Affiliate and Lee hereby accepts such resignation. The compensation set forth in paragraph 2 shall be in satisfaction of, and Phelps waives all rights to or in respect of, any salary or other compensation or perquisite, whether or not fully earned, accrued or vested at the effective date of this Agreement. This includes but is not limited to accrued and unused vacation, and for all claims which are capable of assertion as a consequence of or in connection with his employment or resignation from employment. Except as specifically noted in paragraph 2, all benefits, plans and programs, including, without limitation, salary, bonus, deferred compensation, restricted stock, life insurance, medical and dental insurance, memberships, automobile rentals and all other perquisites or arrangements, whether vested or contingent at the effective date of this Agreement, shall be terminated and forfeited by Phelps. Phelps shall have the right to convert his status in such Lee benefits as may be provided under the benefit plan documents or by federal or state statute to a resigning executive of Lee.

2.        General Newspaper Executive.  Phelps hereby accepts, effective October 3, 2005 through November 14, 2005 (the “Term”), the position of General Newspaper Executive to provide such consultation, advice and assistance in the operation of Lee’s newspaper business as shall be required, consistent with the provisions of this Agreement, by Greg Veon, Vice President-Publishing, his successor or his designee. Phelps hereby agrees to make himself available to Lee for such consultation, advice and assistance as reasonably necessary to complete his assignments hereunder through November 14, 2005, when his employment by Lee will end (the “Termination Date”), without further action on the part of Phelps or Lee. The terms of his employment are:

a.	During the Term, Phelps shall be allowed to participate in the following Lee benefits:

(1)	Medical, Dental, Life, and Disability Insurance Plans;

(2)	Flexible Spending Accounts; and

(3)	Retirement Account Plan and Supplementary Benefit Plan.

b.	Phelps’ base monthly salary shall be $14,625 for the month of October, and $9,750 prorated from November 1, 2005 through the Termination Date.

c.	Phelps shall be eligible to receive a bonus for Fiscal Year 2005, based upon his attainment of the key result areas established for Phelps for such year and set forth in his KRA goals, subject to approval of Lee’s Executive Compensation Committee, and payable when such bonuses are paid to other Lee employees on approximately November 30, 2005. Phelps shall receive no bonuses for subsequent fiscal years.

d.	At any time prior to 30 days after the Termination Date, Phelps may exercise, under existing Lee Incentive Stock Options Agreements, such vested Lee stock options as he holds on the Termination Date.

e.	During the Term, Phelps agrees to be available to answer questions that Lee may have regarding matters which were under his care and control during the period of his employment.

3.         Release of Claims.  In exchange for the benefits extended in this Agreement to Phelps by Lee, Phelps agrees not to file a complaint with any municipal, state, or federal agency, covenants not to sue, and releases and discharges Lee, any of its Subsidiaries and Affiliates, and their officers, directors, trustees, employees, agents, and anyone acting on its behalf, and all other Persons (collectively, for purposes of this paragraph, “Lee”) from any and all claims, damages or causes of action, known or unknown, arising out of, or in any connection with or relating to Phelps’ employment with, compensation due from, or resignation or termination of employment from Lee or any other claim resulting from any act or omission by or on the part of Lee committed or omitted prior to the signing of this Agreement. This release includes, but is not limited to, claims of breach of contract, with the exception of any breach of this Agreement, wrongful discharge, concert of action, conspiracy, bad faith, impairment of economic opportunity, intentional infliction of emotional harm, any other tort, any claim for salary or benefits (other than set forth above), claims under the Age Discrimination in Employment Act, the

Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Employment Retirement Income Security Act (“ERISA”) as amended, 29 U.S.C. § 1001 et seq., the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Iowa Civil Rights Act, and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination and/or regulating employee benefits in any manner; any Family and Medical Leave Act violations, or otherwise on the basis of race, sex, sexual harassment, mental or physical handicap or disability, age, marital status or any other form of discrimination.

4.         Indemnification.  Provided that Phelps does not breach any provisions of this Agreement, Phelps will continue to be entitled to indemnification from Lee, as and to the extent provided in its Certificate of Incorporation or By-laws, or in its Indemnification Agreement with Phelps dated February 21, 2000, with respect to acts occurring while he was or is an officer or employee of, or consultant to Lee, or performed services for any employee benefit plan of Lee, and Phelps will continue to be entitled to coverage with respect to such acts to the extent afforded under any liability insurance maintained by Lee for the general benefit of its employees, officers and directors.

5.         Confidential Information.

(a)	During the course of his employment with Lee, Phelps acknowledges that he has received or had access to information, whether or not in writing, considered by Lee, its Subsidiaries or Affiliates (collectively, for purposes of this paragraph 5, “Lee”), to be confidential or proprietary information. The types of information that may have been treated and reasonably maintained as confidential by Lee include marketing information, design information, technology, financial and pricing information, data, specifications, trade secrets, inventions, processes, systems, programs, methods, techniques, products, research, customer lists or identities, and customer information, all of which are either owned by Lee or used in the course of its business, and are not readily ascertainable by proper means by others outside of Lee. Such information is collectively referred to below as “Confidential Information.” All Confidential Information is to be considered secret and heretofore or hereafter disclosed to and kept by Phelps in confidence and shall never be disclosed by Phelps.

(b)	Phelps agrees that all records, files, drawings, documents, equipment, memoranda, notes, computer discs, magnetic media, and other materials relating to Lee’s business or Confidential Information which he has, or shall have prepared, used, or obtained as a result of his employment with Lee, shall be and remain Lee’s sole and exclusive property, and shall not be removed from Lee’s premises without its express prior written consent. Phelps shall promptly make arrangements to deliver to Lee any and all materials which are in the possession or under the control of Phelps and have not previously been returned to Lee. Thereafter, Phelps shall make no copies or reproductions of any written, computer or magnetic media documentation or materials relating to any Confidential Information except upon the prior written consent of Lee.

(c)

Phelps agrees that he shall maintain the confidentiality of all Confidential Information relating to Lee and obtained by Phelps during the course of his employment that has not become readily ascertainable by proper means by others outside of Lee, and Phelps shall neither use nor disclose, directly or indirectly, any of such Confidential Information or perform acts which would tend to reduce the proprietary value of such Confidential Information to Lee, without its prior written approval.

(d)	All of the provisions of this paragraph 5 commence upon the execution of this Agreement, and shall survive and remain in full force and effect in perpetuity.

6.         Covenant Not to Solicit.

(a)	Unless approved by the President of Lee in advance, during the Restriction Period, Phelps shall not, directly or indirectly, solicit the employment of, assist in the soliciting of the employment of, or hire any employee or officer of Lee or any of its Subsidiaries or Affiliates (collectively, for purposes of this paragraph 6, “Lee”), or induce any Person who is an employee, officer, agent or contractor of Lee to terminate such relationship, or to join with Phelps or any other Person for the purpose of leaving the employ or such other relationship with Lee and undertaking any form of business. The preceding sentence shall not prevent Phelps’ employer from hiring any employee or officer of Lee who contacts Phelps’ employer of his or her own initiative in response to advertisements or other general solicitations of employment from Phelps’ employer.

(b)	During the Restriction Period, Phelps shall not, directly or indirectly, solicit Customers for any purpose related to the Restricted Business.

(c)	The restrictions set forth in paragraphs 6(a) and 6(b) shall not apply to general advertising or other general solicitations not intended to target employees, officers, or Customers of Lee.

7.         Covenant Not to Compete.

(a)	During the Restriction Period, Phelps shall not Compete with Lee, or any of its Subsidiaries or Affiliates, regardless of whether Phelps is physically located inside or outside the Restricted Area (e.g., Phelps cannot be employed by a Competitor whose place of business is outside the Restricted Area but who actually is engaged in a Restricted Business primarily targeted to Persons located inside the Restricted Area).

(b)	Notwithstanding paragraph 7(a), Phelps is permitted to own up to one percent (1%) of the outstanding capital stock or other equity interests of any publicly-traded Entity that is a Competitor.

8.         Definitions.  For purposes of this Agreement, the following terms have the meanings specified in this paragraph 8:

“Affiliate” means, with respect to any Person, any other Person (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, (ii) that is a general partner, director, manager, trustee or principal officer of, or a limited partner owning more than 10% of, or that serves in a similar capacity with respect to, such Person, or (iii) of which such Person is a general partner, director, manager, trustee or principal officer or a limited partner owning more than 10% of, or with respect to which such Person serves in a similar capacity. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management or policies of the Person in question through the ownership of voting securities or by contract or otherwise.

“Compete” means to, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business primarily targeted to the Restricted Area.

“Competitor” means any Person (other than Lee or its Affiliates) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

“Confidential Information” has the meaning set forth in paragraph 5(a).

“Customer” means any Person who was a customer of, had a contractual relationship with, or was a prospective customer of Lee, or any of its Subsidiaries and Affiliates, at any time within the twenty-four (24) month period ending on the Termination Date.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, union, political party, organization or unincorporated entity.

“Person” means an individual or Entity.

“Representative” means with respect to a Person, any director, officer, member, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Area” means an area within a fifty (50) mile radius of any daily newspaper publication of Lee, or any of its Subsidiaries or Affiliates, owned as of the Termination Date; provided, however, that the Restricted Area for the Carlisle, Pennsylvania publications of Lee shall be the Carlisle Newspaper Designated Market, as presently established by Lee and the Audit Bureau of Circulations.

“Restricted Business” shall mean any paid or free distribution newspaper business (including any such publication distributed through the Internet) that Competes with Lee, or any of its Subsidiaries and Affiliates, in the Restricted Area.

“Restriction Period” means the period commencing on the Termination Date and ending on the date that is the first (1st) anniversary of the Termination Date.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests of such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Term” shall the meaning set forth in paragraph 2.

“Termination Date” means November 14, 2005.

9.        Notices.  Any notices to be given hereunder by either party to the other shall be effective when mailed, registered or certified, postage prepaid with return receipt requested, except as otherwise noted. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change address by written notice to the other.

If to Lee:	Vytenis P. Kuraitis
Vice President - Human Resources
Lee Enterprises, Incorporated
201 N. Harrison St., Suite 600
Davenport, IA 52801
If to Phelps:	Michael E. Phelps
4131 E. 60th Street
Davenport, IA 52807

10.         Time for Acceptance.  Phelps acknowledges he was presented with this offer on the 22nd day of September 2005, and that he understands that he has twenty-one (21) days from that date to make the decision whether to accept the benefits offered in exchange for the release being given by him.

11.         Independent Consultation.  Phelps acknowledges that he has been advised to consult with advisors of his choice, including an attorney and a tax or financial consultant, prior to signing this Agreement; that he has been afforded an opportunity to review this Agreement with advisors of his choice, including an attorney or tax or financial consultant; that he has read and understands this Agreement; and that he has signed this Agreement freely and voluntarily.

12.         Revocation Period.  Phelps acknowledges that he has seven (7) days from the date that he signs this Agreement to revoke the Agreement, and that the Agreement shall not become effective or enforceable until this 7-day revocation period has expired. Any such revocation must be in writing, signed by Phelps, and directed to Vytenis P. Kuraitis at Lee Enterprises, Incorporated, 201 N. Harrison Street, Ste. 600,

Davenport, Iowa. Revocation of this Agreement will result in no amounts being paid or given pursuant to this Agreement, and this Agreement will not become effective until the revocation period has expired.

13.         Communications to Others.  Each party agrees to use his or its best efforts to avoid any communication which might result in adverse publicity or otherwise be harmful to the other party.

14.        Modification.  Any modification of this Agreement will be effective only if in writing and signed by both parties.

15.         Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision. The rights granted each party herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all legal remedies available under the circumstances.

16.         Right to Cure.  Any material violation by either party to this Agreement shall, after notice to the violator with an opportunity to cure said violation and without the cure thereof within a reasonable period (not to exceed 10 days with respect to monetary items and 30 days otherwise), entitle the other party to proceed against the violator by all legal and equitable process available, including injunctive relief and monetary damages. In the event of violation or threatened violation of this Agreement, then in addition to any other damages or remedies available, the prevailing party shall be entitled to recover reasonable attorney’s fees and all costs of suit incurred in enforcing this Agreement.

17.         Successors and Assigns.  This Agreement and all of its provisions shall be binding upon and inure to the benefit of any successors, assigns, personal representatives or heirs of the parties hereto.

18.        Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa.

19.         Prior Agreements.  This Agreement supersedes and cancels any and all other prior agreements and understandings between the parties and their Representatives existing at the date set forth below, including the parties’ Change of Control Agreement dated February 21, 2000, except as continued or extended under the terms of this Agreement.

THIS AGREEMENT CONTAINS A RELEASE — READ BEFORE SIGNING!

LEE ENTERPRISES, INCORPORATED

September 27, 2005	By	/s/ Vytenis P. Kuraitis
Date		Vytenis P. Kuraitis, Vice President

September 26, 2005	/s/ Michael E. Phelps
Date	Michael E. Phelps

STATE OF IOWA	)
) SS:
COUNTY OF SCOTT	)

On this 27th day of September 2005, before me the undersigned, a Notary Public in and for said County and said State, personally appeared Vytenis P. Kuraitis, who states he is the Vice President-Human Resources of Lee Enterprises, Incorporated, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Jayne M. Hermiston
Notary Public

(Notarial Seal)

STATE OF IOWA	)
) SS:
COUNTY OF SCOTT	)

On this 26th day of September 2005, before me the undersigned, a Notary Public in and for said County and said State, personally appeared Michael E. Phelps, to me known to be the identical person named in and who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ C. Dana Waterman III
Notary Public

(Notarial Seal)